================================================================================


                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                August 16, 2001
                Date of Report (Date of earliest event reported)


                         YOUTHSTREAM MEDIA NETWORKS, INC
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                        Commission file number: 0-27556
                                                --------


           DELAWARE                                    13-4082185
----------------------------               ------------------------------------
(State or Other Jurisdiction               (I.R.S. Employer Identification No.)
     of Incorporation)


    28 WEST 23RD STREET, NEW YORK, NY                             10010
----------------------------------------                        ----------
(Address of Principal Executive Offices)                        (Zip code)


                                  212-622-7300
               --------------------------------------------------
               (Registrant Telephone Number, Including Area Code)



          -------------------------------------------------------------
          (Former Name or Former Address, if changed since last report)

================================================================================

Item 9. Attached is a transcript of the YouthStream Media Networks fourth quarter and year-end conference call for the quarter and year ending June 30, 2001.

                            YOUTHSTREAM MEDIA NETWORKS

                            Moderator: James Lucchesi
                                 August 16, 2001
                                  11:00 a.m. ET

Operator:         Ladies and gentlemen, thank you for standing by. Welcome to the YouthStream Media Networks fourth quarter and year-end conference call. During the presentation, all participants will be in a listen-only mode. Afterwards, you will be invited to participate in a question-and-answer session. At that time, if you have a question, you will need to press the one followed by the four on your telephone. As a reminder, this conference is being recorded Thursday, August 16, 2001. I would now like to turn the conference over to Mr. Matthew
                  Dennis with S. M. Berger. Please go ahead, sir.

Matthew Dennis:   Thank you, Sandy. Good morning and thank you for participating in today's conference call to discuss YouthStream Media
                  Networks' Fiscal 2001 fourth quarter and full-year financial results. On the call today, we have James P. T. Lucchesi, the company's President and Chief Executive Officer and Irwin
                  Engelman, the company's Executive Vice President and Chief
                  Financial Officer.

                  Before we begin, I'd like to take a moment to read the Safe Harbor statement. Except for historical information herein, the matters discussed on this call are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those discussed in the forward-looking statements, including the timely execution of the company's business plan, the impact of competitive products and pricing and other risks detailed from time to time in the company's SEC reports, including the Annual Report of Form 10KSB, for the Fiscal Year ended June 30, 2000, and its most recent quarterly report filed on Form 10Q.

                  As Sandy mentioned, an audio replay of the call will be available for seven days beginning at 1:00 PM today by telephone at 800-633-8284 or 858-812-6440 for international callers, using reservation number 19547397. Again, the reservation number is 19547397. Before I turn the call over to Mr. Lucchesi, I would like to let everyone know that for those of you that use Yahoo exclusively for your news, the release, which was issued at 7:53 am this morning, did not appear on the Yahoo site because of technical problems at Yahoo. In fact the entire Yahoo site was down between 7:19 am and 7:26 am this morning. Business Wire, who the company issues their releases through, subsequently resent the transmission starting at around 9:30 this morning. And Yahoo did pick it up at 10:39. With that done, now I'd like to turn the call over to Mr. James P. T. Lucchesi. Please go ahead, P. T.

James Lucchesi:   Thank you, Matt, and thank you all for participating in our conference call today. With me is Irwin Engelman, our Chief
                  Financial Officer and Thea Winarsky, our General Counsel. I'm going to jump into my prepared remarks and then open this up for questions.

                  June 30 marked the end of the Fiscal Year 2001, a transition year for YouthStream. It also marked the beginning of a new chapter in the company's history, one that we expect will be highlighted by substantial internal growth and dramatically improved operating margins leading to profitability. In this call, we will review YouthStream's financial performance for the last fiscal year, as well as discuss the accomplishments that have strengthened and focused the company and positioned us for break-out financial performance in the years to come. Then we'll talk about the prospects for the current fiscal year, the initiatives we've undertaken and the progress we've made so far. Finally, we'll take your questions.

                  During Fiscal Year 2001, the general advertising market contracted significantly. As bad as that contraction was, it was a field day compared to the near evaporation of the online advertising segment. Responding to these eroding market conditions, we acted quickly and decisively. When we refer to Fiscal Year 2001 as a transition year, we're talking about our actions in the face of changing market conditions. During the year, we shuttered our online segment. We scrutinized our off-line media properties and culled two non-performing businesses from the portfolio. We wrote down impaired assets and we abandoned all our non-core initiatives, including the China Project and Sodalis. We made the difficult decision to abandon the China Project as of June 30, 2001. In the end, the opportunity proved too elusive and too consumptive of our time, attention and capital. We simply have too many concrete opportunities at home to build our core franchises, generate real cash flow and create value for our shareholders. So we decided to abandon it.

                  The state of Sodalis was another difficult decision for us. Despite our best efforts, we were unable to secure third party capital to fund significant anticipated operating losses. We were also unsuccessful in finding a buyer for the assets. So consistent with our earlier accounting treatment of it as part of a discontinued segment, we ceased operations in the fourth quarter. There will be no negative impact of Sodalis on our income statement in the future.

                  The actions taken this year focused the company and its management on its core businesses. YouthStream is a remarkably healthier company today than it was at the beginning of Fiscal Year 2001. But even healthy transitions don't come without cost. During the year, we incurred losses of $205 million associated with the discontinued online segment, as well as other transition costs, totaling $14.7 million. This is an enormous charge and a significant loss for a company of this size. But it also marks the end of the chapter.

                  During the transition year, we didn't just close down businesses and write down assets. In fact, those actions just set the stage for the more important accomplishments made during the year. Most important among them, we hired and installed a top-notch management team. You've read about them in our press releases. You know Irwin Engelman, our Chief Financial Officer. He was eight years at McAnders & Forbes Holdings, where he was most recently Vice Chairman of Revlon. Barry Grieff, President of our Promotion Business. He was the founder of the Promotional Concept Group, which he sold to IPG, Inter-Public Group of Companies. Larry Fried, Executive Vice President of Media Sales for YouthStream, Larry was 22 years with ABC Television, where he was Executive Vice President of Marketing and General Sales Manager of ABC Television Network. Neil Scheller, President of our Retail Segment. Neil has over 20 years of retail experience with The Limited, Sun Glass Hut, Abercrombie & Fitch and Aeropostale, all companies targeting teens and young adults.

                  We immersed this team in a bottom-up planning cycle that revealed significant business opportunities leveraging our assets and market position. We challenged them to devise strategic growth initiatives in both our Media and Retail segments. We committed the resources to implement the initiatives. We empowered them with P&L responsibility for their respective business units. And finally, we incentivized them with a bonus plan that rewards profits. The initial impact of this process has been felt already.

                  Despite a dramatic downturn in the overall advertising market during the fiscal year, YouthStream managed to grow its current Media businesses by 11 percent. In a lackluster retail market, we managed to grow retail sales by 31 percent. Results like this don't just happen. They're the result of vigorous, rigorous planning, execution by a team of experienced professionals. Results like these are fought for and won. And we expect they're just the beginning of good things to come.

                  The result of all our actions during the fiscal year, YouthStream stands at an inflection point. The pain of the transition is over. The path to profitability is clear. Back in October of 2000, we estimated that we would have approximately $20 million in cash at the end of the fiscal year. In fact, we closed the year with $21.9 million. We believe $21.9 million is enough of a capital reserve to fuel our forecasted growth this fiscal year and next, while providing us a comfortable margin. That's a good segue to the future. So let's talk about the future.

                  We're expecting at least 35 percent revenue growth this year in both our Retail and Media segments. And if a couple of larger projects we're working on break our way, actual growth could be much higher than 35 percent. We're expecting to book positive EBITDA this quarter, the current quarter and for the current fiscal year. We are expecting negative cash flow this year, the business absorbing as much as $7 million, including $3 million in cap ex before turning cash flow positive in Q1 of the following year, Fiscal 2003. That's 12 months from today. Also in Fiscal 2003, we expect continued revenue growth of at least 35 percent, positive net income and positive cash flow, not only for the quarter, but for the whole year.

                  OK. So how do we expect to accomplish such aggressive growth? Let's start with the foundation. We have two strong and synergistic business segments, Media and Retail, built on the fundamental assets of the company, privileged access and market intelligence. Privileged access means that we can reach teens and young adults like no other company. In our Media segment, we have 22 thousand billboards, permanent points of presence in over seven thousand high schools and 500 colleges and universities. We have theater installations on nearly 100 college campuses. Last year, we staged over 60 marketing events on 562 campuses, where we reached seven million students with our marketing programs. In our retail segment, we conducted sales events on over 700 college campuses last year. We expect to do the same this year. We are where the kids are.

                  The other fundamental asset of the company is market intelligence. We know how to fashion promotions that are effective in getting young people to act. Our clients come to us because of our experience in marketing to teens and young adults. That's all we do. Whether it's Proctor & Gamble, Coca Cola or AT&T, our clients come to us for creative solutions to their marketing problems. And they keep coming back because of our effectiveness and efficiency. 80 percent of our top 25 Media clients in 1999 were clients again in either 2000 or 2001. 72 percent of our top 25 Media clients in 1999 repeated year-to-year, 2000 and 2001. Taken together, privileged access, market intelligence and creative solutions to our clients' problems constitute YouthStream's position as the youth authority.

                  The expected driver for growth in the Media segment is our event marketing group. 2001 was a break-out year for event marketing. That business grew at over 25 percent in Fiscal 2001 over Fiscal Year 2000. And we expect that momentum to increase as we stage bigger, more expensive promotions for our clients, introduce proprietary promotions, which we'll talk about in a second, and exploit new business models -- we'll also speak about those -- that leverage our fundamental assets. All right. So let me give you some concrete examples of proprietary promotions and new business models that won't go into too much detail. I expect you'll be hearing a lot about these subjects in the quarters to come.

                  Let me point out first that YouthStream has the unique assets and infrastructure that allow us to launch these marketing initiatives, integrate them with our other media and execute them with excellent operating margins. All right, proprietary promotions. Historically our marketing events have been staged on behalf of clients that come to us. They have an objective and we have the means to achieve it. The promotions have been custom-tailored to meet clients' needs. Proprietary promotions are different. These are promotions that we conceive of and go out and try to interest sponsors. Proprietary promotions are a potential annuity for YouthStream. They build franchise value for the company. They enhance our credibility in the marketplace.

                  The first proprietary promotion we conceived of last year is the Thunderdorm Campus Technology Tour. Thunderdorm features a flatbed truck with an interactive dorm room, the coolest consumer electronics targeting young adults, that travels around to college campuses starting next month. As you might have read in the trade press, the Consumer Electronic

                  Association is sponsoring Thunderdorm this year. We couldn't have hoped for a better sponsor or a higher profile success because next year it will be much easier to stage an expanded version of Thunderdorm II. That's what we mean when we talk about an annuity revenue stream. Each proprietary event represents a significant, a six-figure revenue opportunity as it comes out of the gate in year one. The following year, it could easily be seven figure revenue opportunities, each of them.

                  Our goal is to have an annual calendar of proprietary events, different product categories attractive to a broad spectrum of sponsors, from consumer electronics to fashion, packaged goods to telecommunications, from soft drink to entertainment companies. With Thunderdorm, we took the first successful step to achieving that goal.

                  Let's talk about new business models. We're currently exploring two new business models in the event marketing group. The first is the customer acquisition program. In this model, clients pay us a bounty for each new applicant or customer we deliver to them. Bounties can range from a few dollars to more than $100, depending on whom we're delivering, what the program is and the value of a new customer to the client. Examples of the clients range from cell phone service providers to consumer financial service companies. We first tested this model last year with some success. Based on that experience, we devoted significant time and attention to the business and expanded our sales efforts dramatically. We already have contracts in place that we expect represent a significant seven-figure revenue opportunity for the company this year.

                  The second program we call Fund U. F-U-N-D. Fund U. It's our peer-to-peer network distribution model. We have built a network of independent sales reps, affiliated with sponsoring organizations on campuses that are seeking fund-raising opportunities. We're currently in over 400 colleges. So think of a fraternity or a crew team, any organization looking to raise funds. By selling our products, sales reps associated with these sponsoring organizations raise money for the organization. Fund U holds enormous potential, which will begin to be fulfilled in the semester about to begin in a couple of weeks. Yesterday, just yesterday, we began selling magazine subscriptions through the network. Next week we begin selling monthly long-distance plans. The network can also be utilized in a fee-for-services model as part of our customer acquisition program. We expect Fund U to be a seven-figure revenue opportunity for the company this year.

                  The driver for growth in the retail segment is new store openings. With 35 stores opened today, and 40 leases currently signed, we will exceed our guidance of having 35 stores opened by the end of the month. To reiterate, we expect to have 58 stores opened by the end of the fiscal year. On average, each store is expected to generate $215 thousand in revenue and $57 thousand in EBITDA contribution each for its full year of operation. Since we invest only $30 thousand on average in cap ex, lease-hold improvements, fixtures and the like, new stores represent an excellent return on investment. With hundreds of suitable locations identified, store growth is expected to be a major driver of overall growth and growth in the retail segment this year and next.

                  All right, so I don't want to take too much time. These are some of the ways that we expect to be able to grow revenue this fiscal year. What does it mean for the bottom line? YouthStream's businesses are highly leverageable. There's a great deal of operating leverage in the business. What that means is, that as revenues grow, we expect greatly improved operating margins leading to profitability. So let me sum up.

                  We have the privileged access to the market. We have unparalleled market intelligence. We are positioned as the Youth Authority. We have the management team in place. We have sufficient capital. We have the vision and the drive to build a valuable franchise and shareholder value. Let's take some questions.

Operator:         Ladies and gentlemen, if you wish to register a question for today's question-and-answer session, you will need to press the one followed by the four on your telephone. You will hear a three-toned prompt to acknowledge your request. If your question has been answered and you would like to withdraw your polling request, you may do so by pressing the one followed by the three. If you are on a speakerphone, please pick up your handset before entering your request. One moment, please, for the first question. Once again, ladies and gentlemen, if you do have a question, please press the one followed by the four at this time.

J. Lucchesi:      Operator, we did have a technical problem in a call
                  couple of quarters ago, where the queue wasn't able to ask questions.

Operator:         All right. We do now have a question at this time. Jay Leonard from CIBC World Markets. Please go ahead with your question.

Jay Leonard:      Hey, P. T.

J. Lucchesi:      Good morning, Jay.

J. Leonard:       You know, I didn't want you to feel totally lonely that nobody would ask a question.

J. Lucchesi:      I'm sure they're in the queue.

J. Leonard:       I'm sure they are too. Well, everything sounds like things are really progressing like you had told us months and months ago.
                  My question would center around, you know, there had been some insider selling that's been reported. Has anything been happening along the lines of, I know the company had been slated to buy some stock. But is there going to be anything going on with individuals associated with the company doing anything on the inside side?

J. Lucchesi:      Yeah, let's talk about that for a second. The selling that occurred is not true insiders but some selling under 144, no true insiders sold one share of stock in the company. In fact, the senior management team, including myself, our Chief
                  Operating Officer and our Chief Financial Officer, all bought stock after we reported our second quarter. And we have a Board member, one of our newer Board members who purchased a significant amount of stock recently. And he will be - has filed or will file his Form 4 soon. Will be filing his Form 4 soon. So although there have been some 144 sales, there have been no insider sales. There has been a significant amount of insider buying. With regard to the authorization that the Board gave us to purchase shares, we did buy 143 thousand shares during our third and fourth quarters. And we - only our fourth quarter - and we expect that we will be going into the market from time to time and continuing the company's purchase of shares.

J. Leonard:       Good.  Well, it sounds like we're finally on the right path,
                  P. T.

J. Lucchesi:      Thanks.  Proof will be in the pudding, Jay.

J. Leonard:       Absolutely.

Operator:         The next question comes from Jack Illare from Blue Stone
                  Capital.  Please go ahead with your question.

Jack Illare:      Hi, P. T., how are you doing?

J. Lucchesi:      Morning, Jack.

J. Illare:        Well, I'm quite pleased with what you've done with the
                  company. I feel a lot more stable than in riding the Internet ups and downs. I was just wondering, with all of the warnings going out out there on future earnings and the lack of outlook by all of these other companies, which is really been what's `bear'ing the market lately, how does your outlook kind of compare? Do you have a better vision than most of these other companies? And if you could just elaborate on that a little bit more because one of the reasons why I'm here and holding tight is because I do feel quite comfortable with your future outlook.

J. Lucchesi:      Right, well we want to get you so comfortable that you're not just hanging tight, that you're buying some more stock, Jack.
                  That's the whole point. We feel very confident about our ability to deliver on the guidance that we've given for this fiscal year and next. We're not however in a position to revise that guidance yet. But as we get further into the year, we may indeed revise that guidance upward. We've been very conservative in giving this guidance and again, we feel very confident in our ability to deliver. Now, we're already well into our first quarter. And we have exceeded our budget for the first quarter already. Our second quarter is looking good.
                  The remainder of the year is looking just fine. So yes, we have visibility out for the remainder of the year. We're in businesses that we've managed for some time, even though we're implementing some new business models, we do understand the dynamics there. We've tested it. Again, we feel very confident in our ability.

J. Illare:        Fair enough.  Thanks, P. T.

Operator:         The next question comes from Gregory Huston from CIBC Worlds
                  Markets. Please go ahead with your question.

Gregory Huston:   Good morning, P. T.

J. Lucchesi:      Good morning, Greg.

G. Huston:        Congratulations. It's wonderful to see you making the kind of decisions that's getting us back on the road that you've been describing this morning. I don't know whether you can do this or not, but you mentioned several initiatives that may in fact provide some upside to the guidance you're giving us. I don't know whether you can talk about what those might be or not, but if you can, I'd certainly be interested in hearing it.

J. Lucchesi:      All right. Well, let's talk about a few of them. Our customer acquisition model that we talked about, we are currently working with a number of clients on a number of different programs. One of the clients is a large financial services institution that's looking to interest a lot of young people in some of their products and services. We have been very conservative in our estimate of revenue from that particular source as we move in through this quarter into next quarter.
                  We might be able to revise our guidance upward on that. In our Fund U program, the peer-to-peer distribution model, just started selling our magazine subscriptions. Next we'll start selling our long-distance service. And depending on the traction we get with those two businesses, again, we may be able to revise our guidance upward.

G. Huston:        OK.  Well, we certainly wish you the best in that regard.  And thanks again.

J. Lucchesi:      We'll keep you posted.

Operator:         Ladies and gentlemen, if there are any additional questions, please press the one followed by the four at this time. Doug
                  Adler with Raymond James, please go ahead with your question.

Doug Adler:       Hey, good morning, P. T.

J. Lucchesi:      Morning, Doug.

D. Adler:         Could you give a little color, you know, you talked about the
                  Thunderdorm and the sales program where you're going to get paid a bounty on the leads from a few dollars up to $100 or so. You know, just doing some quick math, by my pencil, I'm not - I don't see where the ultimate revenue stream from those endeavors is significant. And maybe I'm missing that or missing something or if you could just expand on that, I'd appreciate it.

J. Lucchesi:      Sure. Let's just use one example. Four million new credit
                  cards will be issued to college students this year. The value of a credit card customer to a financial institution is between $50 and $150, depending on the frequency of use, etc.
                  That can start to round out the kind of value that's being sought after in the college community. 890 thousand college students will sign up for new cellular service this year. The average value for a cellular service provider of a new client is well north of $100. Gives you an idea again of some of the value that our clients are out there trying to get a piece of.

D. Adler:         OK.  That helps. Thanks.

J. Lucchesi:      OK.

Operator:         The next question comes from Eric Raphael from Bear Stearns.
                  Please go ahead with your question.

Eric Raphael:     Hey, P. T., how are you?

J. Lucchesi:      Morning, Eric.

E. Raphael:       This may be kind of peripheral to your core opportunities, but
                  I know there's a lot of data that's available to you as a by-product of your day-to-day business. And I was wondering if you could speak about the potential value of the data that you collect around the younger demographics and what you could potentially do with - and you did - to generate new business opportunities.

J. Lucchesi:      Yeah, that's a good question and something that I neglected to mention during the opening remarks. I'm glad you brought it up. We do collect a lot of data in the normal course of our business. We have not as yet utilized that data to generate revenue or profits for the company. But we're currently working on devising a business model where we not only take the data that we get as a by-product of our other businesses, but supplement that data and be able to utilize it in support of either our clients' marketing programs. Or we believe, more value for our shareholders in support of our own marketing programs. So yes, it's something that has been sort of on our horizon for some time. It's coming much closer to being a reality. We're working on various business models right now.
                  We'll be collecting data peripheral to our core businesses, as well as making an effort to collect data specifically for this purpose and then use it on behalf of our clients and a fee-for-services basis, or on a shared revenue or profit basis. Or, more importantly, use it for our own marketing initiatives.

E. Raphael:       Sounds great.  Congratulations on all of your progress.

J. Lucchesi:      Thanks a lot.

E. Raphael:       Thank you.

Operator:         The next question comes from Harvey McGehee from Stifel
                  Nicolaus.  Please go ahead with your question.

Harvey McGehee:   Yes, can you hear me?

J. Lucchesi:      Yes, sir.

H. McGehee:       Yes, would you please comment on the pilot program that you have - are conducting in reference to your silver jewelry and what the future of that is?

J. Lucchesi:      OK. Another good question.  Somebody was paying attention in the various releases.

H. McGehee:       Well, I have three daughters that spend a lot of money in that area.

J. Lucchesi:      Do they wear toe rings?

H. McGehee:       They wear every kind of rings.

J. Lucchesi:      OK. `Cause toe rings are one of our biggest sellers right now, as a matter of fact. We have in our retail segment been conducting on-campus sales events for a couple of decades.
                  We'll do over 750 on-campus sales events this year.
                  Historically, we've sold posters, postcards, and things like that. We have not yet tried - we hadn't previously tried to sell anything else. We also have 35 stores open. And in those stores, we sell posters and postcards and the like. We realize though that our target market, the people that are buying our posters, consume other things as well. They are buyers of silver jewelry. They are buyers of T-shirts. They're buyers of baseball caps, of music and other entertainment products. And simply put, we're testing various new merchandise in our stores and in our on-campus sales events. We're looking at sales per square foot, sales per event. We're looking at EBITDA and profitability per square foot and per event. And we'll be expanding our merchandise mix to optimize the performance of the on-campus sales and our stores. And we'll be doing that over the course, well, it'll be an ongoing basis. But we'll be redoubling our efforts there over the course of the next couple of quarters.

H. McGehee:       Do you have the square footage in existing stores for
                  T-shirts, hats, jewelry (unintelligible).

J. Lucchesi:      We do. We do. Our sweet spot is just north of 1000 square feet per store, maybe 1100, maybe 1200, depending on the location.
                  But of course, real estate of that size and configuration isn't always available. So although our sweet spot is just north of 1000, our average store size is about 1350 or 1400 square feet. So we do have the sort of excess room to start introducing new merchandise.

H. McGehee:       One last follow-up, please. After these 58 store projection by the end of the current fiscal year, what is the ramp up for the following year and at what point do you see that we go from the EBITDA positive to cash flow positive to actually in your model when is net profitability?

J. Lucchesi:      OK. I don't want to comment on the ramp up after this year. It all depends on the performance of the stores this year. It's certainly conceivable though, that having ramped up to 58, and having the stores perform well, the regional management teams are performing well, our training for our managers in the stores being effective, that we could accelerate the rate at which we're opening stores. The only guidance that we've given about the maximum penetration is that we had identified I believe about 150 locations in what we call `urban destinations'.

H. McGehee:       Do any of those include international?

J. Lucchesi:      No, these are all domestic that we're talking about now.

H. McGehee:       OK.

J. Lucchesi:      We know the domestic market. That's -- our market knowledge is domestic. We're going to stick close to home until we can penetrate that market better. So we have identified about 100 near-campus locations, about 150 `urban destination' locations, about 250 mall

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                                                                          Page 9


                  locations. Of the 35 stores that we currently have open, I believe we have six mall locations that are all short-term leases. We've opened these up just to test different types of malls, 'A' malls, `B' malls, `C' malls. We're in an `A' mall in Holyoke, Massachusetts and we're doing quite well. And we're in a `C' mall in east Harrisburg or rather West Harrisburg, Pennsylvania. And we're doing well there too. So we're testing out locations. And depending on our results this year, we will ramp the following year.

H. McGehee:       Thank you for your comments.

J. Lucchesi:      Regarding EBITDA profits and net profits, we expect to report a net profit and positive cash flow next fiscal year.  That's
                  Fiscal Year 2003.

H. McGehee:       Thank you very much.

J. Lucchesi:      Thank you.

Operator:         The next question comes from Michael Poppo from Painewebber.
                  Please go ahead with your question.

Michael Poppo:    Hi, P. T.

J. Lucchesi:      Good morning, Mike.

M. Poppo:         Three-quarters of my question got answered already because of
                  "beyond the wall" stores. So the expansion is moving along and specifically the mall stores are performing up to your par in terms of what you were expecting?

J. Lucchesi:      Yeah, but you know, it's really early, Mike. So I don't want to read too much into it. We have very good initial indications from the mall stores. We're monitoring them very closely as you can imagine. We had - think about it this way.
                  We had been in a real push to get these 35 minimum, 35 stores open by the time kids are going back to school.

M. Poppo:         OK.

J. Lucchesi:      It looks like we'll end up with 37, 38. So we've exceeded our target there. But now we're taking a breather. We're going to take a breather for the next 60, possibly 90 days. And we're going to focus on the performance in the stores. So with 40 stores, 38, 39 stores, we have enough data points that we can put test sales together. We can test silver jewelry in various types of locations, see if they sell better near colleges or in urban destination locations or in malls. We can try
                  T-shirts in various locations and other things that we're looking at as well. Once we refine the mix in the various types of locations, then we can resume the growth in the number of stores and with the revised formula or template for each of those types of stores.

M. Poppo:         Well, I guess what I thought was interesting is you have
                  identified 100 urban centers, 100 I guess I think you said college areas and then 250 mall locations. I guess, I'm curious, P. T., if you were to move along to the expansion that you're talking about, which is 58 stores, how many of those would you envision might be mall stores? Or are you not even including them in there yet, because these are just test stores?

J. Lucchesi:      We do include them in the mix. They are test stores and
                  unfortunately I don't have the mix directly in front of me, but it's not heavily weighted to mall stores. I think six is actually around the maximum number that we expected for the whole year, out of the 58. It might be seven or eight, but that's about all.


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                                                                         Page 10


M. Poppo:         OK. So there's plenty of room there, if you thought they were going well? That's an area that you could also ramp up kind of quickly?

J. Lucchesi:      Absolutely. Absolutely. And the way that we've done this, by the way, with short-term leases, you might wonder we should do that?

M. Poppo:         Well, I was going to ask you that in the next question. You had made the comment about a short-term lease, so if you could just, I think one of the things that attracted me was you had quoted a number in the area of $35 thousand to $40 thousand to open a store?

J. Lucchesi:      Yeah, on the low end of that, like $30-35 thousand, right.

M. Poppo:         So you're saying you're not really even giving much of that up with the short-term lease for the mall?

J. Lucchesi:      No. Here's what we're doing. We've been working with a number of mall operators, but most noticeably Simon Malls, in taking some of their vacant space on a temporary or short-term basis, and also at very reasonable rents. But it minimizes our risk, if we go into a mall and things don't work, we can pull out in the short-term. We haven't locked ourselves into a three or five or seven year lease. So we've been working with Simon
                  Malls. We've got a lot of cooperation with them. And we've -
                  I'll use the word `cherry-picked' a number of good locations.
                  And that's some of what we're testing.

M. Poppo:         That's sounds great, P. T.  Congratulations.  Thanks very
                  much.

J. Lucchesi:      Thank you, Mike.

Operator:         The next question comes from Dan Stewart from Raymond James.
                  Please go ahead with your question.

Dan Stewart:      Hi, P. T., how are you?

J. Lucchesi:      Fine, Dan.  How are you?

D. Stewart:       I'm doing just fine.

J. Lucchesi:      Are you melting down there in Ft. Lauderdale?

D. Stewart:       It's rather warm, thank you.  We've have a storm coming as well, so that will make life interesting.

J. Lucchesi:      Great.  What can I do for you?

D. Stewart:       In any case, P. T., two questions.  Did I understand you
                  correctly to say that you've already made your budget for the current quarter?

J. Lucchesi:      Yes.

D. Stewart:       Is that as a whole or individual operating units?

J. Lucchesi:      We - on the revenue line and the EBITDA line.

D. Stewart:       Either.

J. Lucchesi:      Both, is what I'm saying.  We have reached our revenue and
                  EBITDA objectives for the quarter.

D. Stewart:       That's outstanding. Second question, and kind of like the same question I ask almost quarterly, and that is that I'm a firm believer in the story. My clients, (unintelligible) are all firm believers in the story. What I have always said is what we need is more people, more shareholders. So to that end, do you have any plans with or without S. M. Berger to promote yourself around the country, going to various trade shows or any of that sort of activity?

J. Lucchesi:      Yeah, we've been doing a number of things. We have a
                  significant investor outreach program that we're just undertaking. Working closely with Harlan Peltz and with our directors, most notably, Jon Diamond. We've gone out, we've begun making investor presentations. We've also contracted with Red Chip Partners, a company associated with the Red Chip
                  Review, which is small cap equity analysis. And we've become part of their Discover package, I think they call it, where they invite us to a number of conferences. I spoke at their conference in Portland, Oregon about six or eight weeks ago, maybe ten weeks ago now. And that went well. Made some valuable contacts there. So yes, now that we have a story to tell, one that seems to resonate well with the investor community, with Harlan's help, Jon's help and re-doubling my efforts, we will make a significant investor outreach effort in the fall and through the winter.

D. Stewart:       That sounds great.  All right.  Well, fight the good fight.
                  Thank you.

J. Lucchesi:      Thanks a lot. I have a note by the way from our General
                  Counsel. In case those of you who listen to these calls wonder why Thea is here, it's so that she can write me notes to say things like `Early indications make us confident that we'll achieve our internal budgets for Q1'. So I did not mean to make an announcement of anything about Q1. We are confident in managing the business, looking at the results so far, and looking at our budgets for the quarter, that we will meet our internal projections for the quarter. I'm not back-pedaling on this, just not making a public pronouncement about our results for a quarter not yet ended. OK. So, any other questions.

Operator:         We do have one follow-up question from Michael Poppo.  Please go ahead with your question.

M. Poppo:         Hey, P. T., I don't want to get you in more trouble with Thea but, historically for this quarter, I would think a substantial amount of revenue would come at the school opening time. Unless I'm mistaken, I know I'm removed from college days but that's still a good two weeks away. Is that correct?

J. Lucchesi:      Actually, yeah, some freshman -

M. Poppo:         I mean, like the poster shows on campus, I mean, that's really the end of August, beginning of September, is that correct?

J. Lucchesi:      You're absolutely right that a great deal of our revenue is booked when kids come back to school. They do start to come back to school earlier than they did when you and I were in school, though, Mike. And so far, we've had, well as of yesterday, we've had three on-campus sales events and they're starting to ramp up.

M. Poppo:         OK.

J. Lucchesi:      All right. We expect that we will book close to half of all the retail revenue we expect for the year in this first quarter. And that's largely the result of the on-campus sales events. Having said that, if we are successful in testing silver jewelry, for example and decide that we want to roll out yet another tour of on-campus sales events in the period between Thanksgiving break and Christmas break, to give students a chance to buy Christmas gifts and the like, then those percentages won't hold. But strictly from the poster business or our historical business, we expect that we'll book just about half of our annual revenue in the retail segment in this first quarter.

M. Poppo:         Interesting. And because of the relationship you have with these schools, there would be no problem for you to really get on campus and sell other products later in the year pretty easily?

J. Lucchesi:      Yeah, not for - I mean it would be speculation because we
                  haven't actually gone to all the campuses as yet. But we anticipate no problems in getting on campuses this year.

M. Poppo:         Right, I mean, OK.

J. Lucchesi:      But you know, we've been - Some of these schools, we've been selling posters in some of these schools since 1973. We go back, we have a long history with these schools. The fact that they allow us on year after year to set up shop for a couple of days, I don't anticipate that we would have any problem going on there in a much less busy time of the year, for example between Thanksgiving and Christmas and possibly selling other merchandise.

M. Poppo:         OK. One more just quick question, P. T., have there been, have you, have there been any purchases of the stock back by the Board? I know there was - they had authorized a share repurchase on the open market. I was just curious if (unintelligible).

J. Lucchesi:      Yeah, we did. We bought 143 thousand shares of stock so far.
                  And as I said, we expect that we'll be back into the market from time to time and continuing our purchases, depending on market conditions. But so far, it's been only 143 thousand shares that we've purchased.

M. Poppo:         Great.  Thank you very much, P. T.

J. Lucchesi:      Thanks a lot.  So that's it.  Thanks a lot for participating in our conference call and look forward to speaking with you again at the next call. Bye, bye.

Operator:         Ladies and gentlemen, that does conclude your conference for today. We thank you for participating and ask that you please disconnect your line.